EXHIBIT h(4)


                                     FORM OF

                              AMENDED AND RESTATED

                            FUND ACCOUNTING AGREEMENT

                                     BETWEEN

                               THE MAINSTAY FUNDS

                                       AND

                     NEW YORK LIFE INVESTMENT MANAGEMENT LLC

                              AMENDED AND RESTATED
                            FUND ACCOUNTING AGREEMENT

AMENDED AND RESTATED AGREEMENT, dated as of the 1st day of August, 2002, made by and between THE MAINSTAY FUNDS (the "Trust"), a business trust operating as an open end investment company, duly organized and existing under the laws of the Commonwealth of Massachusetts, and New York Life Investment Management LLC ("NYLIM") a Delaware limited liability company.

                                   WITNESSETH:

WHEREAS, the Trust entered into a Fund Accounting Agreement, dated October 27, 1997, by and between the Trust and MainStay Management Inc. ("MMI"), whereby MMI agreed to maintain and keep current the accounting records, including all journals, the general ledger and other records of original entry relating to the business of the Trust; and

WHEREAS, on January 1, 2000, MMI converted from a corporation to a limited liability company under Delaware law and organized as MainStay Management LLC ("MM LLC"); and

WHEREAS, pursuant to a Substitution Agreement, dated March 31, 2001, by and between MM LLC and New York Life Investment Management LLC ("NYLIM"), NYLIM assumed all the interests, rights and responsibilities of MM LLC under the Management Agreement, dated October 21, 1997, as further amended effective October 1, 1999, by and between the Trust and MM LLC, and agreed to perform all of MM LLC's duties and responsibilities as Manager to the Trust under such Agreement; and

WHEREAS, the Trust desires to appoint NYLIM, the Trust's Manager, as its Accounting Services Agent to maintain and keep current the accounting records, including all journals, the general ledger and other records of original entry relating to the business of the Trust as set forth in Section 3 of this Agreement (the "Accounts and Records") and to perform certain daily functions in connection with such Accounts and Records; and

WHEREAS, NYLIM is willing to perform such functions upon the terms and conditions set forth below; and

WHEREAS, the Trust will cause to be provided certain information to NYLIM as set forth below; and

WHEREAS, this Amended and Restated Fund Accounting Agreement amends and restates, in its entirety, the Fund Accounting Agreement, dated October 27, 1997, by and between the Trust and MM LLC in order to reflect the current parties of the Fund Accounting Agreement and to make certain other ministerial changes designed to facilitate the administration of this Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:


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        Section 1. APPOINTMENT. The Trust hereby appoints NYLIM as Accounting
Services Agent of the Trust and NYLIM hereby accepts such appointment, all in accordance with the terms and conditions of this Agreement. This appointment shall continue to be in effect since October 27, 1997.

        Section 2. FURNISHING OF EXISTING ACCOUNTS AND RECORDS. The Trust shall promptly turn over to NYLIM such of the Accounts and Records previously maintained by or for it as are necessary for NYLIM to perform its functions under this Agreement. The Trust authorizes NYLIM to rely on such Accounts and Records turned over to it and hereby indemnifies and will hold NYLIM, its successors and assigns, harmless of and from any and all expenses, damages, claims, suits, liabilities, actions, demands and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such Accounts and Records or in the failure of the Trust to provide any portion of such or to provide any information needed by NYLIM to knowledgeably perform its functions.

        Section 3. MAINTENANCE OF ACCOUNTS AND RECORDS. To the extent it receives the necessary information from the Trust and its agents by Written or Oral Instructions, NYLIM shall maintain in accordance with Rule 3la-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), the following Accounts and Records relating to the business of the Trust, in such form as may be mutually agreed to between the Trust and NYLIM:

        (a)   Cash Receipts Journal
        (b)   Cash Disbursements Journal
        (c)   Dividends Paid Record
        (d)   Purchase and Sales Journal - Portfolio Securities
        (e)   Subscription and Redemption Journals
        (f)   Security Ledgers
        (g)   Broker-Dealer Ledger
        (h)   General Ledger
        (i)   Daily Expense Accruals
        (j)   Daily Interest Accruals
        (k)   Securities and Monies borrowed or loaned and collateral therefor
        (l)   Daily Trial Balances
        (m)   Investment Income Journal

         The Trust will, prior to 4:00 p.m. (12:00 Noon with respect to the Trust's Money Market funds), Eastern time, furnish NYLIM with Written or Oral Instructions containing all necessary information (exclusive of portfolio prices) to perform the above functions and to calculate the net asset value of each Fund of the Trust, as provided below. The Trust shall indemnify and hold harmless NYLIM from and against any liability arising from any discrepancy between the information received by NYLIM and used in such calculations and any subsequent information received from the Trust or any of its designated agents.

         It shall be the responsibility of the Trust to furnish or cause to be furnished to NYLIM, the declaration, record, payment dates and amounts of any dividends or income and any other special actions required on or concerning each of its portfolio securities.


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

        Section 4. CALCULATION OF NET ASSET VALUE. NYLIM shall perform the calculations necessary to calculate the net asset value of each Fund of the Trust daily, in accordance with that Fund's current prospectus except where the Trust has given or caused to be given specific Written or Oral Instructions to utilize a different method of calculation. NYLIM shall notify the Trust if quotes are not available and portfolio securities shall be given such values as the Trust or its agent provides by Written or Oral Instructions. NYLIM shall have no responsibility or liability for the accuracy of prices provided by the Trust or its agents as described in the preceding sentence; for the accuracy of the information supplied by the Trust; or for any loss, liability, damage or cost arising out of any inaccuracy of such data. NYLIM shall have no responsibility or duty to include information or valuations to be provided by the Trust or its designated agent in any computation unless and until it is timely supplied to NYLIM in useable form. Unless the necessary information to calculate the net asset value daily is furnished by Written or Oral Instructions from the Trust or its designated agent, NYLIM shall incur no liability, and the Trust shall indemnify and hold harmless NYLIM from and against any liability arising from any failure to provide complete information or from any discrepancy between the information received by NYLIM and used in such calculation and any subsequent information received from the Trust or any of its designated agents.

        Section 5. WRITTEN AND ORAL INSTRUCTIONS. Written Instructions as used throughout this Agreement mean a writing signed or initialed by one or more person or persons as the Board of Trustees shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral Instructions will be considered proper instructions if NYLIM reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. The Trust shall cause all Oral Instructions to be confirmed in writing. Upon receipt of a certificate of the Secretary or an Assistant Secretary as to the authorization by the Board of Trustees of the Trust, Oral Instructions may include communications effected directly between electromechanical or electronic devices provided that the Board of Trustees and NYLIM are satisfied that such procedures afford adequate safeguards for the Trust's assets.

        Section 6. RELIANCE ON INSTRUCTIONS. For all purposes under this Agreement, NYLIM is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Trust or its agents on behalf of the Trust. In cases where the first Instruction is an Oral Instruction, a confirmatory Written Instruction shall be delivered, and in cases where NYLIM receives an Instruction, whether Written or Oral, to enter a portfolio transaction on the records, the Trust shall cause the Broker-Dealer to send a written confirmation to NYLIM.

         NYLIM shall be entitled to rely reasonably on the first Instruction received, and for any act or omission undertaken in compliance therewith shall be free of liability and fully indemnified and held harmless by the Trust, provided however, that in the event a Written or Oral Instruction received by NYLIM is countermanded by a timely later Written or Oral Instruction received by NYLIM prior to acting upon such countermanded Instruction, NYLIM shall act upon such later Written or Oral Instruction. The sole obligation of NYLIM with respect to any follow-up or confirmatory Written Instruction, Oral Instruction in documentary or written form, or Broker-Dealer written confirmation shall be to make reasonable efforts to detect any discrepancy between the original Instruction and such confirmation and to report such discrepancy to the Trust. The Trust shall be responsible, at the Trust's expense, for taking any action, including any reprocessing, necessary to correct any discrepancy or error, and to the extent such action requires NYLIM to act, the Trust shall give NYLIM specific Written Instructions as to the action required.

        Section 7. MONTHLY STATEMENTS. At the end of each month, the Trust shall cause each custodian to forward to NYLIM a monthly statement of cash and portfolio transactions, which will be reconciled with NYLIM's Accounts and Records maintained for the Trust. NYLIM will report any discrepancies to each custodian, and report any unreconciled items to the Trust.

        Section 8. PERIODIC REPORTS.


        (a) NYLIM shall promptly supply daily and periodic reports to the Trust or its agents as requested by the Trust and agreed upon by NYLIM. NYLIM shall prepare and maintain work papers to support the following accounts: cash reconciliation, portfolio of investments, accrued interest, amounts due to/from brokers, subscriptions and redemptions of Shares, Share reconciliation and dividends payable.

        (b) NYLIM will prepare the following financial reports:

            (i) Daily Trial Balances

            (ii) Statement of assets and liabilities (balance sheet)

            (iii) Statement of operations (income and expense statement)

            (iv) Statement of changes in net assets

            (v) Schedules of purchases and sales of securities

        Section 9. SHARE INFORMATION. The Trust shall, and shall require each of its agents (including without limitation its Transfer Agent and its Custodian), to provide NYLIM as of the close of each business day, or on such other schedule as the Trust determines is necessary (to be delivered to NYLIM by 10:00 a.m. the next following business day), all data and information necessary for NYLIM to maintain the Trust's Accounts and Records and NYLIM may conclusively assume that the information it receives is complete and accurate. Among the information to be received by NYLIM are reports of Share purchases, redemptions, and total shares outstanding on the next business day after each net asset valuation. If supplied by the Trust, any such information shall be supplied by Written or Oral Instructions.

        Section 10. AVAILABILITY OF ACCOUNTS AND RECORDS. The Accounts and Records, in the agreed upon format, maintained by NYLIM shall be the property of the Trust, and shall be made available to the Trust promptly upon request and shall be maintained for the periods prescribed in Rule 31a-2 under the 1940 Act. NYLIM shall assist the Trust's independent auditors, or upon approval of the Trust, or upon demand, any regulatory body, in any requested review of the Trust's Accounts and Records but shall be reimbursed for all

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


expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from the Trust of the necessary information, NYLIM shall supply the necessary data for the Trust or accountant's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as the Trust and NYLIM shall agree upon from time to time.

        Section 11. OTHER PROCEDURES. NYLIM and the Trust may from time to time adopt such procedures as they agree upon in writing, and NYLIM may conclusively rely on a determination by the Trust that any procedure approved by the Trust or directed by the Trust, does not conflict with or violate any requirements of the respective Prospectus, Declaration of Trust, By-Laws, or any rule or regulation of any regulatory body or governmental agency. The Trust shall be responsible for notifying NYLIM of any changes in regulations or rules which would necessitate changes in NYLIM's procedures, and for working out with NYLIM such changes.

        Section 12. INDEMNIFICATION. NYLIM, in performing under the terms and conditions of this Agreement, shall incur no liability for any reasonable actions taken or omitted in good faith except as result from its negligence or misconduct, or that of its officers, agents or employees, and the Trust hereby agrees to indemnify and hold NYLIM harmless from any and all loss, liability and expense, including any legal expenses, arising out of NYLIM's performance, or any act or omission of NYLIM except such as shall result from its negligence, misconduct or that of its officers, agents and employees in the performance of this Agreement. Without limitation of the foregoing:

        (a) NYLIM may rely upon the advice of the Trust or of counsel, who may be counsel for the Trust or counsel for NYLIM and upon statements of accountants, brokers and other persons believed by it in good faith to be expert in the matters upon which they are consulted and NYLIM shall not be liable to anyone for any actions taken in good faith upon such statements.

        (b) NYLIM may act upon any Oral Instruction which it receives and which it believes in good faith was transmitted by the person or persons authorized by the Board of Trustees of the Trust to give such Oral Instructions. NYLIM shall have no duty or obligation to make any inquiry or effort of certification of such Oral Instruction.

        (c) NYLIM shall not be liable for any reasonable action taken in good faith reliance upon any Written Instruction or certified copy of any resolution of the Board of Trustees of the Trust, and NYLIM may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by NYLIM to have been validly executed.

        (d) NYLIM may rely and shall be protected in acting upon any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other paper document reasonably believed by it to be genuine and to have been signed or presented by the purchaser, Trust or other proper party or parties.

        (e) If the Trust is required to indemnify NYLIM under the terms of this Agreement for any reason, NYLIM shall be entitled to indemnification only from the assets of the one or



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more series with respect to which such right of indemnification has arisen and not from the assets or any other series or the Trust generally.

        Section 13. COMPENSATION. NYLIM's compensation shall be as set forth in Schedule A hereto attached, or as shall be set forth in amendments to such Schedule approved in writing by the Trust and NYLIM.

        Section 14. DAYS OF SERVICE. Nothing contained in this Agreement is intended to or shall require NYLIM, in any capacity hereunder, to perform any functions or duties on any holiday, day of special observance or any other day on which the New York Stock Exchange is closed. Functions or duties normally scheduled to be performed on such days shall be performed on, and as of, the next scheduling business day on which both the New York Stock Exchange and NYLIM are open. Notwithstanding the foregoing, NYLIM shall compute the net asset value of the Fund on each day required pursuant to Rule 22c-1 promulgated under the 1940 Act.

        Section 15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which, when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

        Section 16. TERMINATION. The Trust or NYLIM may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice not less than sixty (60) days after the giving of notice. Upon the effective termination date, subject to payment to NYLIM by the Trust of all amounts due to NYLIM as of said date, NYLIM shall produce to the Trust or its designated recordkeeping successor, all of the records of the Trust maintained and required to be maintained under this Agreement then in NYLIM's possession.

        Section 17. SUCCESSORS AND ASSIGNS. This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of NYLIM, or by NYLIM, without the written consent of the Trust authorized or approved by a resolution of the Board of Trustees.

        Section 18. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York.

        Section 19. NO LIABILITY OF TRUSTEES OR SHAREHOLDERS. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, and the obligations of this Agreement are not binding upon any of the trustees or shareholders of the Trust, but bind only the trust property of the Trust as provided in the Declaration of Trust.

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

        Section 20. MISCELLANEOUS.

        (a) The headings of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

        (b) NYLIM shall not be liable for delays or errors occurring by reason of circumstances beyond its control including, but not limited to, acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply.

        (c) NYLIM shall notify the Trust should any of NYLIM's insurance coverage be changed for any reason. Such notification shall include the date of change and reasons therefor. NYLIM shall notify the Trust of any material claims against NYLIM whether or not they may be covered by insurance and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by NYLIM under its insurance coverage.

        (d) No provision of this Agreement shall prevent NYLIM from offering services similar or identical to those covered by this Agreement to any other corporations, associations or entities of any kind. Any and all operational procedures, techniques and devices developed by NYLIM in connection with the performance of its duties and obligations under this Agreement, including those developed in conjunction with the Trust, shall be and remain the property of NYLIM, and NYLIM shall be free to employ such procedures, techniques and devices in connection with the performance of any other contract with any other person whether or not such contract is similar or identical to this Agreement.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers and attested, as of the day and year first above written.



                                         THE MAINSTAY FUNDS


By:                                      By:
    --------------------------------         ----------------------------------------
Name:                                    Name:
Title:                                   Title:



                                         NEW YORK LIFE INVESTMENT MANAGEMENT LLC

ATTEST

By:                                      By:
    --------------------------------         ----------------------------------------
Name:                                    Name:
Title:                                   Title:

                                   SCHEDULE A
                                     (Fees)

         Accounting services will be provided to the Trust by NYLIM at the lower of its cost or the fee schedule below. These services include its salaries and overhead expenses for personnel, facilities and equipment costs attributable to the accounting functions. In the event this Agreement is in effect for only a portion of any one year, the fee payable shall be reduced proportionately on the basis of the number of business days (any day on which the New York Stock Exchange is open for trading) during which the Agreement was in effect for that year.

                            ANNUAL FEES PER PORTFOLIO

Fund Net Assets                                 Accounting Fee Schedule
---------------                                 -----------------------
First $20 Million                                     1/20 of 1%
Next $80 Million                                      1/30 of 1%
Excess                                                1/100 of 1%
Minimum Monthly Charge                                  $1,000

This accounting services fee shown above is an annual charge, billed and payable monthly, based upon average monthly net assets.



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